Exhibit 99.1
NUCRYST Announces First Quarter 2008 Financial Results
Wakefield, Massachusetts — May 6, 2008 — NUCRYST Pharmaceuticals, a developer and manufacturer of medical products that fight infection and inflammation, today announced its financial results for the first quarter ended March 31, 2008. Total revenues were $5.2 million for the first quarter of 2008, as compared with $5.2 million in the first quarter of 2007. Total revenues in the first quarter 2008 include wound care product revenues of $6.3 million, a 21% increase from $5.2 million in the first quarter of 2007, which was offset by the recognition during the quarter of $1.1 million of a $4.5 million manufacturing cost rebate paid annually to Smith & Nephew under our supply agreement.
Net loss for the first quarter of 2008 was $2.2 million, or $0.12 per share, compared to a net loss of $1.9 million, or $0.10 per share, for the same period last year. As of March 31, 2008, NUCRYST had $23.2 million in cash and cash equivalents, as compared to $17.8 million on December 31, 2007. Further financial information follows at the end of the release.
“We are highly focused on strengthening our core business and we continue to pursue additional opportunities for our nanocrystalline silver based products,” said Thomas E. Gardner, Chairman and Chief Executive Officer of NUCRYST. “In addition, we are continuing our focus on improving operating efficiencies and have recently announced further steps to reduce costs, including consolidating management of our research and development organization.”
First Quarter 2008 Financial Detail
For the quarter ended March 31, 2008, NUCRYST reported total revenues of $5.2 million, flat over the same period in 2007. Wound care product revenues in the first quarter of 2008 were $6.3 million, an increase of 21% from the same period in 2007. The increase in revenues is primarily due to increased manufacturing cost reimbursement received from Smith & Nephew driven by increased product orders received from and shipped to Smith & Nephew. The increase was offset by the recognition during the quarter of $1.1 million of a $4.5 million manufacturing cost rebate payable to Smith & Nephew under our supply agreement.
Net loss for the first quarter of 2008 was $2.2 million, or $0.12 per share, compared to a net loss of $1.9 million, or $0.10 per share, reported for the first quarter of 2007.
Gross margin on revenues was 21% and 40% for the first quarters of 2008 and 2007, respectively, with the decrease attributable primarily to the $1.1 million manufacturing cost rebate recognized as a reduction to wound care product revenue as compared to no such amount being recognized in the first quarter of 2007. Gross margin excluding the manufacturing cost rebate was 35% and 40% for the first quarters of 2008 and 2007, respectively. We recognize manufacturing revenue when we ship product to Smith & Nephew and recognize royalty income when Smith & Nephew sells our products to its customers. Consequently, our gross margin percent may vary from period to period due to differences in timing of when we ship product to Smith & Nephew and when Smith & Nephew sells product to its customers. In the three months ended March 31, 2008, we shipped higher volumes of Acticoat™ products to Smith & Nephew as compared to the three months ended March 31, 2007.

Manufacturing costs for the first quarter of 2008 totaled $4.1 million, up $1.0 million from the same period in 2007, which reflects increased shipments of wound care products to Smith & Nephew.
Research and development spending for the first quarter of 2008 totaled $1.5 million compared to $2.0 million for the comparable period in 2007. The decrease is primarily the result of reductions that the Company has made to its research operations and staff to conserve cash and control expenses.
General and administrative expenses totaled $2.4 million for the first quarter of 2008, compared with $1.8 million in the same period in 2007. The increase is attributable primarily to nonrecurring costs including severance, stock option expense and third party services.
Foreign Exchange gains in the first quarter of 2008 were $0.6 million compared to foreign exchange losses of $0.2 million in the same period in 2007.
Conference Call
NUCRYST will hold a conference call today, May 6, 2008 at 4:30 p.m. ET, to provide a company update and discuss the financial results for the quarter. The conference call will be simultaneously web cast on NUCRYST’s web site and archived for future review until May 13, 2008.
Conference call details:
Date: Tuesday, May 6, 2008
Time: 4:30 PM ET
Dial-in: 866-202-4367 (U.S.); 617-213-8845 (International)
Passcode: 98073917
Webcast: http://www.nucryst.com (Investor Relations section)
To access an audio replay of the call:
Replay Dial-in: 888-286-8010 (U.S.); 617-801-6888 (International)
Replay Passcode: 16575319
About NUCRYST Pharmaceuticals
NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using its patented atomically disordered nanocrystalline silver technology. Smith & Nephew plc sell a range of advanced wound care products under their Acticoat™ trade mark. Acticoat™ products incorporate NUCRYST’s SILCRYST™ coatings and are sold in over 30 countries. NUCRYST is also developing pharmaceutical products to address medical conditions that are characterized by both infection and inflammation. The Company has developed its proprietary nanocrystalline silver in a powder form, referred to as NPI 32101 for use in medical devices and as an active pharmaceutical ingredient.
A more detailed discussion of NUCRYST’s 2008 first quarter results can be found in our 10-Q filing which will be available at www.sec.gov and www.sedar.com. NUCRYST filings are also available at www.nucryst.com/Regulatory_Filings.htm.
For more information, contact:
Gregory W. Gin
Lazar Partners
212.867.1762
info@nucryst.com
All amounts in US dollars
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.
Acticoat™ is a trademark of Smith & Nephew plc

The financial results in this news release are unaudited, and are not a complete disclosure of our quarterly or annual financial results.
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada (collectively “forward-looking statements”). The words “believes”, “expects”, “plans”, “anticipates”, “estimates”, “intends”, “projects”, “may”, “might”, “would”, “will”, “could”, “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, prospects and plans of management and our ability to successfully expand the company’s business and achieve operating efficiencies and cost reductions. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause our actual results to differ materially from those indicated in these statements including, but not limited to: difficulties or delays in the initiation, timing, progress and results of our preclinical trials and research and development programs relating to the development of products containing our nanocrystalline silver for treatment of Clostridium difficile indications; our ability to maintain our collaboration with Smith & Nephew; our reliance on sales of Acticoat™ products with our SILCRYST™ coatings by Smith & Nephew; future sales of Acticoat™ may not be sufficient to adequately fund our research and development plans; our future operation results are uncertain and likely to fluctuate; we may not be able to retain existing and obtain new regulatory approvals for our NPI 32101 barrier cream and any future products; we may not be able to establish successful commercialization programs, through new corporate collaborations or otherwise, for our NPI 32101 barrier cream or for other future products; competition from other silver-based pharmaceutical or medical device companies; our ability to raise additional financing required to fund further research and development, clinical studies and obtain regulatory approvals, on commercially acceptable terms or at all; changes in currency exchange rates; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with governmental regulations and standards; our ability to successfully attract and retain skilled and experienced personnel; changes in general economic and capital market conditions; other risks and uncertainties unidentified at this time; and management’s response to these factors. Although we have attempted to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in forward looking statements. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov and with securities authorities in Canada on SEDAR at www.sedar.com. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.

NUCRYST PHARMACEUTICALS CORP.
Financial Highlights
(unaudited)
(thousands of U.S. dollars except share and per share data)

	Three Months Ended March 31
Condensed Consolidated Statements of Operations	2008	2007

Revenue	$5,189	$5,234
Loss from operations	(2,886)	(1,845)
Net loss	(2,180)	(1,864)
Net loss per common share
- basic	(0.12)	(0.10)
- diluted	(0.12)	(0.10)
Weighted average number of common shares outstanding
- basic	18,370,092	18,311,962
- diluted	18,370,092	18,311,962

	March 31	December 31
Condensed Consolidated Balance Sheets	2008	2007

Cash and cash equivalents	$23,227	$17,841
Current assets	34,460	37,618
Total assets	47,488	51,299
Current liabilities	3,313	3,828
Non-current liabilities	670	726
Shareholders’ equity	43,505	46,745

	Three Months Ended March 31
Other Data	2008	2007

Revenue
Wound care product revenue	$6,314	$5,234
Manufacturing cost rebate	(1,125)	—

Total revenue	$5,189	$5,234

Manufacturing costs	$4,100	$3,148

Gross margin	$1,089	$2,086

Gross margin percent	21.0%	39.9%